Exhibit 18
                               CASH RESOURCE TRUST

     Plan pursuant to Rule 18f-3(d) under the Investment Company Act of 1940

                            Effective         , 1998


         Each series of shares of beneficial interest in Cash Resource Trust (the "Trust") (each a "Fund" and, together, the "Funds") may from time to time issue one or more of the following classes of shares: Class A shares and Class B shares. Each class is subject to such investment minimums and other conditions of eligibility as are set forth in the prospectus in respect of any such Fund as from time to time in effect (each, the "Prospectus"). The differences in expenses among these classes of shares, and the conversion and exchange features of each class of shares, are set forth below in this Plan. Except as noted below, expenses are allocated among the classes of shares of each Fund based upon the expenses incurred by each class or as otherwise determined to be fair and equitable by the Trustees. This Plan is subject to change, to the extent permitted by law and by the Agreement and Declaration of Trust and By-laws of the Trust, by action of the Trustees of the Trust.


CLASS A SHARES

Distribution and Service Fees

         Class A shares pay distribution fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "Class A Plans"). Class A shares also bear any costs associated with obtaining shareholder approval of the Class A Plans (or an amendment to a Class A Plan). Pursuant to the Class A Plans, the Funds may make payments at rates up to the annual rates specified below of the relevant Fund's average daily net assets attributable to Class A shares:

         Cash Resource Money Market Fund                                 0.38%
         Cash Resource U.S. Government Money Market Fund                 0.38%
         Cash Resource Tax-Exempt Money Market Fund                      0.33%
         Cash Resource California Tax-Exempt Money Market Fund           0.33%
         Cash Resource New York Tax-Exempt Money Market Fund             0.33%

Amounts payable under the Class A Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the Prospectus.


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Exchange Features

         Class A shares of any Fund may be exchanged, at the holder's option, for Class A shares of any other Fund that offers Class A shares without the payment of a sales charge beginning 15 days after purchase, provided that Class A shares of such other Fund are available to residents of the relevant state.

Conversion Features

         Class A shares do not convert into any other class of shares.

Initial Sales Charge

         Class A shares are offered at a public offering price that is equal to their net asset value ("NAV").

Contingent Deferred Sales Charge

         Class A shares are not subject to a contingent deferred sales charge ("CDSC").


CLASS B SHARES

Distribution and Service Fees

         Class B shares pay distribution fees pursuant to plans adopted pursuant to Rule 12b-1 under the 1940 Act (the "Class B Plans"). Class B shares also bear any costs associated with obtaining shareholder approval of the Class B Plans (or an amendment to a Class B Plan). Pursuant to the Class B Plans, a Fund may pay fees at an annual rate of up to .75% of its average daily net assets attributable to its Class B shares (which percentage may be less for certain Funds, as described in the Prospectus). Amounts payable under the Class B Plans are subject to such further limitations as the Trustees may from time to time determine and as set forth in the Prospectus. Class B shares are also subject to payments at an annual rate of up to 0.25% of a Fund's average daily net assets attributable to such shares, pursuant to a Shareholder Servicing Plan.

Exchange Features

         Class B shares of any Fund may be exchanged, at the holder's option, for Class B shares of any other mutual fund in the Mentor Family of Funds that offers Class B shares without the payment of a sales charge beginning 15 days after purchase, provided that Class B shares of such other Fund are available to residents of the relevant state. The holding period for determining any CDSC will include the holding period of the shares exchanged, and will be calculated using the schedule of the Fund from which shares have been exchanged.



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Conversion Features

         Class B shares do not convert into any other class of shares.

Initial Sales Charge

         Class B shares are offered at their NAV, without an initial sales charge.

Contingent Deferred Sales Charge

         Class B shares that are redeemed within 6 years of purchase are subject to a CDSC of up to 4.00% of either the purchase price or the NAV of the shares redeemed, whichever is less (which period may be shorter and which percentage may be less for certain Funds, as described in the Prospectus); such percentage declines the longer the shares are held, as described in the Prospectus. Class B shares purchased with reinvested dividends or capital gains are not subject to a CDSC.

         The CDSC on Class B shares is subject to reduction or waiver in certain circumstances, as permitted by Rule 6c-10 under the 1940 Act and as described in the Prospectus.

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